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                                                             Exhibit h-2



                      NEW ENGLAND ENERGY INCORPORATED
                 Statements of Income and Retained Deficit
                 For the Quarter Ended September 30, 1996
                    (Unaudited, Subject to Adjustment)
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                                         Old Program              New Program              Combined
                                         -----------              -----------              --------
Operating revenue:
  Sales of fuel to an affiliate            $ 19,950,910$          -$ 19,950,910
  Loss passed on to an affiliate           (13,781,944)           -(13,781,944)
  Accrued loss to be passed on to an affiliate7,223,590           -   7,223,590
  Sales to nonaffiliates:
    Oil                                       1,415,032           3   1,415,035
    Gas                                       6,444,161       3,573   6,447,734
                                           ------------------------------------
       Total operating revenue               21,251,749       3,576  21,255,325
                                           ------------------------------------
Operating expenses:
  Purchases of fuel for an affiliate          6,168,966           -   6,168,966
  Amortization of cost of fuel reserves      14,068,723           -  14,068,723
  Production costs                            1,348,262       2,884   1,351,146
                                           ------------------------------------
       Total operating expenses              21,585,951       2,884  21,588,835
                                           ------------------------------------
       Operating income/(loss)                (334,202)         692   (333,510)

Other income/(expense):
  Interest income                                     -           -           -
  Interest expense                            (570,146)           -   (570,146)
  Other expense                                       -           -           -
  State taxes                                 (218,800)           -   (218,800)
                                           ------------------------------------
Operating and other income/(loss)           (1,123,148)         692 (1,122,456)
                                           ------------------------------------
Federal income taxes:
  Current federal income taxes                4,838,154     (5,600)   4,832,554
  Deferred federal income taxes             (5,577,900)           - (5,577,900)
                                           ------------------------------------
       Net federal income taxes               (739,746)     (5,600)   (745,346)
                                           ------------------------------------

   Net income                                 (383,402)       6,292   (377,110)

Retained deficit at beginning of period     (8,244,255)(15,757,800)(22,002,055)
                                           ------------------------------------
Retained deficit at end of period         $ (8,627,657)           $(15,751,508)        $(24,379,165)
                                           ============            ============         ============

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